Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of National Commerce Corporation and subsidiaries of our report dated February 20, 2015, with respect to the consolidated financial statements of National Commerce Corporation and subsidiaries as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014. We also consent to the reference to our firm as it appears under the caption “Experts.”

/s/ Porter Keadle Moore LLC

Atlanta, Georgia

March 10, 2015